UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 23, 2012

Global Gold Corporation

(Exact name of registrant as specified in its charter)

Delaware	02-69494	13-3025550
(State or other jurisdiction	(Commission	(IRS
of incorporation)	File Number)	Identification No.)

555 Theodore Fremd Avenue, Rye, NY	10580
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (914) 925-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2012, Jeffrey Marvin resigned as a Director from the Global Gold Corporation for personal reasons.  Mr. Marvin did not hold any positions on any committee of the board of directors for Global Gold Corporation.

Item 8.01 Other Events

On February 23, 2012, Global Gold Corporation issued a press release announcing that in three final, non-appealable decisions issued and effective February 8, 2012 the Armenian Court of Cassation affirmed the July 29, 2011 Armenian trial court and December 12, 2012 Court of Appeals decisions which ruled that Caldera Resources, Inc.'s ("Caldera") registration and assumption of control through unilateral charter changes of the Marjan Mine and Marjan Mining Company, LLC were illegal and that ownership rests fully with Global Gold Mining, LLC (a wholly owned subsidiary of Global Gold Corporation).

The official versions of the Armenian Court decisions are available through http://www.datalex.am/.  The Court of Cassation decision was also transmitted to all of the parties on February 21, 2012.

On November 17, 2011, in a separate arbitration proceeding in New York, the arbitrator issued an interim order precluding the sale or pledging of the shares. The same order also explicitly provided that it would not act as a stay on any other court proceedings; there is no arbitration order affecting either the Armenian judicial proceeding or enforcement thereof.

Global Gold reiterates that it assumes no responsibility for any information disseminated by Caldera Resources, Inc. prior or subsequent to the attached February 23, 2012 press release.

Item 9.01 Exhibits

Exhibit No.	Description

99.1
Press release of Global Gold Corporation announcing the Court of Cassation Issues Final Confirmation, Effective February 8, 2012, that Marjan Mine and Marjan Mining Company, LLC in Armenia Revert to Global Gold Ownership After Illegal Acts by Caldera Resources, Inc.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2012	Global Gold Corporation

	By:	/s/ Van Z. Krikorian
	Name:	Van Z. Krikorian
	Title:	Chairman & Chief
Executive Officer